Exhibit 10.53
CON-WAY INC.
1993 DEFERRED COMPENSATION PLAN FOR EXECUTIVES AND KEY
EMPLOYEES
AMENDED AND RESTATED DECEMBER 2008

i

CON-WAY INC.
1993 DEFERRED COMPENSATION PLAN
FOR EXECUTIVES AND KEY EMPLOYEES
December 2008 Restatement
TABLE OF CONTENTS

Preamble	1

ARTICLE 1 Definitions	1
1.1 “Account Balance	1
1.2 “Administrative Appendix	2
1.3 “Annual Bonus	2
1.4 “Annual Deferral Amount	2
1.5 “Base Annual Salary	2
1.6 “Beneficiary	2
1.7 “Board	2
1.8 “Cash Account	2
1.9 “CFC	2
1.10 “Change in Control	2
1.11 “Claimant	6
1.12 “Code	6
1.13 “Committee	6
1.14 “Common Stock	6
1.15 “Company	6
1.16 “Disability	6
1.17 “Distribution Event	6
1.18 “Dividend Equivalent	6
1.19 “Election Form	6
1.20 “Employer	7
1.21 “ERISA	7
1.22 “Fair Market Value	7
1.23 “Moody’s Seasoned Corporate Bond Rate	7
1.24 “Participant	7
1.25 “Phantom Stock Account	7
1.26 “Phantom Stock Unit	7
1.27 “Plan	7
1.28 “Plan Administrator	7
1.29 “Plan Entry Date	7
1.30 “Plan Year	8
1.31 “Pre-Retirement Distribution	8
1.32 “Pre-Retirement Survivor Benefit	8
1.33 “Prior Plan	8
1.34 “Retirement	8
1.35 “Retirement Benefit	8
1.36 “ROE Award	8
1.37 “Spouse	8
1.38 “Termination Benefit	8
1.39 “Termination of Employment	8

1.40 “Unforeseeable Financial Emergency	9
1.41 “Value Management Award	9

ARTICLE 2 Selection, Enrollment, Eligibility	9
2.1 Selection by Committee	9
2.2 Enrollment Requirement	9
2.3 Commencement of Participation	9
2.4 Paid Leave of Absence	9
2.5 Unpaid Leave of Absence	9
ARTICLE 3 Returns	10
ARTICLE 4 Pre-Retirement Distribution/ Unforeseeable Financial Emergencies	10
4.1 Pre-Retirement Distributions	10
4.2 Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies	10
ARTICLE 5 Retirement t	11
5.1 Retirement Benefit	11
5.2 Payment of Retirement Benefit	11
5.3 Death Prior to Completion of Retirement Benefit	12

ARTICLE 6 Pre-Retirement Survivor Benefit	12
6.1 Pre-Retirement Survivor Benefit	12
6.2 Payment of Pre-Retirement Survivor Benefit	12

ARTICLE 7 Termination Benefit	12
7.1 Termination Benefit	12
7.2 Payment of Termination Benefit	12

ARTICLE 8 Disability Waiver and Benefit	13
8.1 Disability Waiver	13
8.2 Disability Benefit	13

ARTICLE 9 Termination, Amendment or Modification	13
9.1 Termination	13
9.2 Amendment	13
9.3 Effect of Payment	14

ARTICLE 10 Administration	14
10.1 Plan Sponsor and Administrator	14
10.2 Powers and Authority of the Company	14
10.3 Plan Administrator	15
10.4 Binding Effect of Decisions	16
10.5 Indemnification	16
10.6 Stock Subject to the Plan	16
10.7 Equitable Adjustment	16

ARTICLE 11 Miscellaneous	17
11.1 Unsecured General Creditor	17
11.2 Employer’s Liability	17
11.3 Company’s Liability	17
11.4 Nonassignability	17
11.5 Not a Contract of Employment	17
11.6 Furnishing Information	18
11.7 Captions	18

11.8 Governing Use	18
11.9 Notice	18
11.10 Successors	18
11.11 Spouse’s Interest	19
11.12 Incompetence	19
11.13 Distribution in the Event of Taxation	19
11.14 Legal Fees To Enforce Rights	19
11.15 Payment of Withholding	20
11.16 Coordination with Other Benefits	20
11.17 Value Management Deferral Amounts Subsequently Deferred	20

Administrative Appendix	21

CON-WAY INC.
1993 DEFERRED COMPENSATION PLAN FOR EXECUTIVES
AND KEY EMPLOYEES
December 2008 Restatement
Preamble
The purpose of this Plan is to enhance the motivational value of the salaries and incentive compensation of a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of the Company and its subsidiaries by providing them the opportunity to defer cash compensation. The Plan is intended to aid the Company and its subsidiaries in attracting and retaining key employees and give them an incentive to increase the profitability of the Company and its subsidiaries. In the future, the Company, in its discretion, may amend the Plan to include a Company contribution.
The Company adopted this Plan effective October 1, 1993 as a successor to the Prior Plan, which operated for the nine month period ending September 30, 1993. The Plan was restated with a general effective date of January 1, 1996. The Company’s name changed in connection with a corporate reorganization involving the distribution on December 2, 1996 of CFC stock to the Company’s shareholders. In order to reflect the new Company name and to make various administrative and clarifying changes, the Company adopted a restatement of the Plan effective January 1, 1998. The Company further amended and restated the Plan effective January 1, 2008. This restatement of the Plan is adopted to conform certain governance and administrative provisions with those of the Company’s 2005 Deferred Compensation Plan for Executives and Key Employees (December 2008 Restatement) and is effective January 1, 2009.
ARTICLE 1
Definitions
For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
1.1	“Account Balance” means the sum of (i) amounts credited to a Participant’s Cash Account, plus (ii) Phantom Stock Units credited to a Participant’s Phantom Stock Account, reduced by (iii) all distributions made pursuant to the terms and conditions of this Plan. Amounts credited to a Participant’s Cash Account shall derive from Annual Deferral Amounts, the Participant’s deferred ROE Awards and deferred Value Management Awards, in the latter two cases to be credited as of the date immediately following the end of the applicable award cycle.

1.2	“Administrative Appendix” means the rules and procedures governing the administration of this Plan, as set forth in a separate appendix which by this reference is specifically incorporated into this Plan.

1.3	“Annual Bonus” means any bonus or incentive compensation, other than an ROE Award or a Value Management Award, earned by a Participant in each Plan Year under all cash bonus and incentive plans of the Company, and any subsidiary, whether or not paid in such Plan Year.

1.4	“Annual Deferral Amount” means that portion of a Participant’s Base Annual Salary and Annual Bonus that a Participant elects to have and is deferred, in accordance with the Plan, for any one Plan Year. In the event of Retirement, Disability, death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.5	“Base Annual Salary” means a Participant’s base annual salary that is to be paid to a Participant for each Plan Year, determined as of the first day of that year, excluding bonuses, commissions, overtime, incentive payments, non-monetary awards, and other fees, before reduction for compensation deferred pursuant to all qualified, nonqualified and Code section 125 plans of the Company or any subsidiary.

1.6	“Beneficiary” means one or more persons, trusts, estates or other entities, designated in accordance with the Plan that are entitled to receive benefits under this Plan upon the death of a Participant.

1.7	“Board” means the Board of Directors of the Company.

1.8	“Cash Account” shall mean that portion of a Participant’s Account Balance that is not credited to such Participant’s Phantom Stock Account.

1.9	“CFC” means Consolidated Freightways Corporation, a Delaware corporation.

1.10	“Change in Control” means the occurrence of an event described in any one of the following clauses (a) through (f):
(a)	any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company or its affiliates, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or its affiliates, and (C) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the common stock, par value $0.625 per share, of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the

Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding voting securities;

(b)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the effective date or whose appointment, election or nomination for election was previously so approved or recommended;

(c)	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above), directly or indirectly, acquired 25% or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates);

(d)	the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of assets having an aggregate book value at the time of such sale or disposition of more than 75% of the total book value of the Company’s assets on a consolidated basis (or any transaction having a similar effect), other than any such sale or disposition by the Company (including by way of spin-off or other distribution) to an entity, at least 50% of the combined voting power of the voting securities of which are owned immediately following such sale or disposition by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition;
(e)	there is consummated the sale or other disposition by the Company, however effected, of at least two of the three primary business units of the Company, whether in a single transaction or in a series of transactions occurring within an 18-month period, and whether or not one or both of such business units constitute part of a larger enterprise at the time of the sale or other disposition; provided, however, that this clause (e) shall apply only to grantees who are employed by the Company and shall not apply to grantees who are employed by the Company’s business units; and provided further, that the Board of Directors of the Company may, upon notice to the affected grantees given at any time, terminate this clause (e) without the consent of such grantees, except that any such notice shall not be effective to terminate this clause (e) if a Change in Control occurs pursuant to this clause (e) within ninety (90) days after such notice is given; or

(f)	there is consummated the sale or other disposition, however effected, of one of the primary business units of the Company, or the sale or other disposition by the Company, however effected, of the Emery Worldwide Airlines, Inc. business unit, whether or not such business unit constitutes part of a larger enterprise at the time of the sale or other disposition; provided, however, that this clause (f) shall apply only to grantees (i) who, immediately prior to such sale or other disposition, were employed by the business unit that is sold or otherwise disposed of and (ii) who are not employed by the Company or any of its subsidiaries immediately following such sale or other disposition.

As used in clauses (e) and (f) above:
(i)	“primary business units” means Con-Way Transportation Services, Inc., Emery Air Freight Corporation and Menlo Logistics, Inc., and

(ii)	a “sale or other disposition” of a business unit inlcudes:
(A)	a sale by the Company of the then outstanding shares of capital stock of the business unit having more than 50% of the then existing voting power of all outstanding securities of the business unit, whether by merger, consolidation or otherwise;

(B)	the sale of all or substantially all of the assets of the business unit; and

(C)	any other transaction or course of action (including, without limitation, a spin-off or other distribution) engaged in, directly or indirectly, by the Company or the business unit that has a substantially similar effect as the transactions of the type referred to in clause (A) or (B) above;
it being the intent that a sale or other disposition of a business unit occurs even if (x) such business unit constitutes part of a larger enterprise at the time of the relevant sale or disposition transaction and (y) such sale or disposition transaction involves such larger enterprise (such as, by way of example and without limitation, when one or more business units are subsidiaries of a common parent and either (A) the common parent is spun-off or (B) there is consummated a sale of the stock or other equity interests in the common parent having more than 50% of the then existing voting power of all outstanding securities of the common parent).
The foregoing notwithstanding, (1) a sale or other disposition of a business unit shall not be deemed to have occurred for purposes of clauses (e) and (f) above (x) except in the case of a transaction described in clause (B) above, so long as the Company or any of its Affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended), individually or collectively, own the then outstanding shares of capital stock of the business unit having 50% or more of the then existing voting power of all outstanding securities of the business unit, or (y) in the event of the sale of shares of capital stock of the business unit (or the sale of shares or other equity interests in any parent company of such business unit) to any trustee or other fiduciary holding securities under an employee benefit plan of the Company, the business unit or any other Affiliate of the Company, and (2) a sale or other disposition of a business unit shall not be deemed to have occurred for purposes of clause (f) above in the event of the sale or distribution of shares of capital stock (including, without limitation, a spin-off) of the business unit to shareholders of the Company, or the sale of assets of the business unit to any corporation or other entity owned, directly or indirectly, by the shareholders of the Company, in either case in substantially the same proportions as their ownership of stock in the Company.
1.11	“Claimant” means any Participant or Beneficiary of a deceased Participant who makes a claim for determination under the Plan.

1.12	“Code” means the Internal Revenue Code of 1986, as amended.

1.13	“Committee” means the Compensation Committee of the Board or its delegates.

1.14	“Common Stock” means the common stock, par value $0.625 per share, of the Company.

1.15	“Company” means Con-way Inc., a Delaware corporation.

1.16	“Disability” means a disability for which a Participant qualifies for benefits under the Con-way Inc. Long Term Disability Plan as it may be amended from time to time or, for Participants employed by CFC or one of its subsidiaries, the Consolidated Freightways Corporation Long Term Disability Plan or any successor plan.

1.17	“Distribution Event” shall mean: (a) in the case of a withdrawal for an Unforeseeable Financial Emergency, the date the Committee approves the payout, provided that a Distribution Event shall only be deemed to have occurred for the portion of the Participant’s Account Balance that is approved to be paid out (b) in the case of a Retirement Benefit, the date of Retirement, (c) in the case of death, the date of death, (d) in the case of a Pre-Retirement Survivor Benefit, the date of death, (e) in the case of a Pre-Retirement Distribution, the first day of the Plan Year chosen by the Participant on the Election Form for such distribution, (f) in the case of a Termination Benefit, the date of Termination of Employment (or the Payroll Termination Date, if applicable), and (g) in the case of a Disability distribution, the date the Committee approves the payout.

1.18	“Dividend Equivalent” means an amount representing the dividend paid on that number of shares of Common Stock equal to the number of Phantom Stock Units credited to a Participant’s Phantom Stock Account as of the record date for such dividend.

1.19	“Election Form” means the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan. A Participant may complete and return the Election Form electronically and such electronic transmission shall be treated as a valid signature.

1.20	“Employer” means the Company or any of its subsidiaries that employs a Participant. CFC and its subsidiaries shall cease to be Employers effective December 2, 1996, the date of distribution of the stock of CFC to the Company’s shareholders. No further deferral of compensation by their employees shall be permitted under this Plan after that date. The obligation to pay the Account Balance for such employees based on deferral of compensation before that date shall be retained by the Company.

1.21	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.22	“Fair Market Value” of a share of Common Stock as of a particular date shall mean the closing price per share of Common Stock on the New York Stock Exchange on the last trading day immediately preceding such date.

1.23	“Moody’s Seasoned Corporate Bond Rate,” means the arithmetic average of yields of representative bonds, including industrials, public utilities, Aaa, Aa, A and Baa bonds as published by Moody’s Investors Service, Inc. or any successor to that service. For each Plan Year, this rate shall be determined by the Committee using the rate calculated for the month of October preceding the Plan Year.

1.24	“Participant” for any Plan Year means any employee of an Employer who is selected to participate in the Plan for such Plan Year by the Committee and commences participation in accordance with Article 2.

1.25	“Phantom Stock Account” shall mean that portion of a Participant’s Account Balance which is credited with Phantom Stock Units.

1.26	“Phantom Stock Unit” shall mean a unit which shall at all times be equal in value to one whole share of Common Stock.

1.27	“Plan” means the Company’s 1993 Deferred Compensation Plan for Executives and Key Employees, Amended and Restated December 2008, evidenced by this instrument, as amended from time to time, and as supplemented by the Administrative Appendix.

1.28	“Plan Administrator” means the Committee, or any person or persons to whom the Committee delegates its authority or any portion thereof.

1.29	“Plan Entry Date” means the date on which an employee selected by the Committee to participate in the Plan commences participation in the Plan in accordance with Article 2. The Plan Entry Date shall be January 1 of the Plan Year following selection by the Committee. If an employee is first selected for participation in the Plan subsequent to January 1 of a Plan Year, but prior to July 1, such July 1 shall be an additional Plan Entry Date.

1.30	“Plan Year” means the period beginning on January 1 of each year (or, in certain limited cases, July 1) and continuing through December 31 of that year.

1.31	“Pre-Retirement Distribution” means the payout set forth in Section 4.1 below.

1.32	“Pre-Retirement Survivor Benefit” means the benefit set forth in Article 5 below.

1.33	“Prior Plan” means the Company’s 1993 Executive Deferral Plan adopted effective January 1, 1993, as amended effective January 1, 2008.

1.34	“Retirement”, “Retires” or “Retired” means the Employee leaves employment with the Employer on account of (i) early retirement as defined in the Con-way Inc. Pension Plan, if the Participant elects within sixty (60) days from the last day of regular employment to receive monthly pension benefits under such Retirement Plan starting on the first day of the month following the last day of employment, or (ii) normal or deferred retirement under such Retirement Plan. The distribution of the stock of CFC to the shareholders of the Company in December 1996 shall not cause any employee of a subsidiary of CFC to be retired. After such distribution, Retirement of an employee of CFC or one of its subsidiaries for purposes of this Plan shall occur when the employee has an early or normal retirement under the CFC Pension Plan.

1.35	“Retirement Benefit” means the benefit set forth in Article 5.

1.36	“ROE Award” means the Participant’s award for a three-year award cycle under the Con-way Inc. Return on Equity Plan.

1.37	“Spouse” has the meaning set forth in the Defense of Marriage Act of 1996 (P. L. 104-199), as amended. (As of January 1, 2005, this definition is a legal union between one man and one woman as husband and wife.)

1.38	“Termination Benefit” means the benefit set forth in Article 7.

1.39	“Termination of Employment” means the ceasing of employment with the Company and its subsidiaries, voluntarily or involuntarily, for any reason other than Retirement, Disability or death. The distribution of the stock of CFC to the shareholders of the Company in December 1996 shall not cause any employee of a subsidiary of CFC to have a Termination of Employment. After such distribution, Termination of Employment of an employee of CFC or one of its subsidiaries for purposes of this Plan shall occur when the employee ceases employment with CFC and its subsidiaries for any reason other than Retirement, Disability or death.

1.40	“Unforeseeable Financial Emergency” means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

1.41	“Value Management Award” means the Participant’s Award for an award cycle under the Con-way Inc. Value Management Plan, as amended from time to time.
ARTICLE 2
Selection, Enrollment, Eligibility
2.1	Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated employees of the Company and its subsidiaries. The Committee shall select for each Plan Year, in its sole discretion, those employees eligible to participate in the Plan for that Plan Year.

2.2	Enrollment Requirement. The Committee shall establish from time to time such enrollment requirements as it determines in its sole discretion are necessary.

2.3	Commencement of Participation. Provided an employee selected to participate in the Plan has met all enrollment requirements set forth by the Committee, that employee shall commence participation in the Plan on the Plan Entry Date that immediately follows the employee’s election to participate in the Plan.

2.4	Paid Leave of Absence. If a Participant is authorized by the Company to take a paid leave of absence, the Participant shall continue to be considered employed by the Employer and the Base Annual Salary and Annual Bonus deferred by the Participant shall continue to be withheld during such paid leave of absence in accordance with the Plan.

2.5	Unpaid Leave of Absence. If a Participant is authorized by the Company to take an unpaid leave of absence, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year.

ARTICLE 3
Returns
Prior to distribution, returns in respect of a Participant’s Cash Account and Phantom Stock Units in respect of a Participant’s Phantom Stock Account shall be credited as provided in the Administrative Appendix.
ARTICLE 4
Pre-Retirement Distribution
Unforeseeable Financial Emergencies
4.1	Pre-Retirement Distributions.
(a)	In the event that a Participant elects to defer an Annual Deferral Amount, an ROE Award and/or a Value Management Award in a Plan Year, such Participant may, subject to subsection (b), elect to receive all, but not less than all, of the amounts so deferred as a lump sum distribution (A Pre-Retirement Distribution”) on a specified date prior to such Participant’s Retirement. The Pre-Retirement Distribution shall be in an amount equal to the amounts so deferred, plus returns credited in accordance with the Plan, and shall be paid within sixty (60) days following the first day of the Plan Year chosen by the Participant on the Election Form for such distribution. The earliest date that a Participant may receive a Pre-Retirement Distribution is five (5) years after the first day of the Plan Year in which such deferral occurs.

(b)	If a Participant who has elected one or more Pre-Retirement Distributions has a Retirement or Termination of Employment before the start of the Plan Year chosen by the Participant for such Pre-Retirement Distribution, the Participant’s Account Balance shall be paid at the time and in the form elected by the Participant in accordance with Sections 5.2 or 7.2 respectively, and not as the elected Pre-Retirement Distribution.
4.2	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) suspend any deferrals required to be made by a Participant and/or (ii) receive a partial or full payout from the Plan. The Committee may, in its sole discretion, accept or deny such petition. Any payout shall not exceed the lesser of the Participant’s Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. The suspension shall continue for such period of time and/or the reinstatement of deferrals shall occur at a date, as specified by the Committee, in its sole discretion. If reinstated, the deduction in each pay period shall not exceed that made immediately prior to the suspension. If the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within sixty (60) days of the date of approval.
ARTICLE 5
Retirement Benefitt
5.1	Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit, the Participant’s Account Balance.

5.2	Payment of Retirement Benefit. A Participant may elect on the Election Form prior to the beginning of each Plan Year to receive the Retirement Benefit in a lump sum or in quarterly payments over a period of 5, 10, 15 or 20 years. The lump sum payment shall be made within sixty (60) days of the Participant’s Retirement. Any installment payment shall be made in accordance with the Plan. Except for employees of CFC and its subsidiaries, who shall receive payment of amounts deferred for each Plan Year (including returns) in the form elected on the Election Form for that Plan Year, an election of the form of Retirement Benefit shall be effective for a Retirement occurring in the second Plan Year following the Plan Year for which the Election Form is submitted or in any subsequent Plan Year until superseded by a new election. No election of the form of Retirement Benefit shall be effective before the first day of such second Plan Year, except as follows:
(a)	Upon a Retirement in a Participant’s first Plan Year of participation, the election made on the Election Form for such Plan Year shall determine the form of payment. Upon a Retirement in a Participant’s second Plan Year of participation, the election made on the Election Form for the preceding Plan Year shall determine the form of payment.

(b)	In the Election Form for 1998, a Participant may elect to have the Election Form for 1997 control the form of payment upon a Retirement in 1998 instead of the Election Form for 1996.
Notwithstanding the foregoing, if the balance in a Participant’s Cash Account plus the Fair Market Value of the shares of Common Stock underlying the Phantom Stock Units credited to such Participant’s Phantom Stock Account is less than $25,000 (or such other dollar amount designated by the Committee from time to time in its sole discretion) on the date of Retirement, such Account Balance shall be paid to the Participant in a lump sum as soon as practicable following the date of such Retirement.

5.3	Death Prior to Completion of Retirement Benefit. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant’s unpaid Retirement Benefit payments shall continue and shall be paid to the Participant’s Beneficiary (i) over the remaining number of calendar quarters and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or (ii) the then current Account Balance as of the date of death, in a lump sum, if allowed in the sole discretion of the Committee upon application by the Beneficiary.
ARTICLE 6
Pre-Retirement Survivor Benefit
6.1	Pre-Retirement Survivor Benefit. If a Participant dies before he Retires, experiences a Termination of Employment or suffers a Disability, the Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s Account Balance as of the date of death.

6.2	Payment of Pre-Retirement Survivor Benefit. The Pre-Retirement Survivor Benefit shall be paid to the Participant’s Beneficiary in a lump sum or, in the Committee’s sole discretion upon application by the Beneficiary, in installments according to the election of the Participant that would have been in effect if the Participant had Retired on the date of death. The lump sum payment shall be made within sixty (60) days of the Committee’s receiving proof of the Participant’s death.
ARTICLE 7
Termination Benefit
7.1	Termination Benefit. If a Participant experiences a Termination of Employment prior to Retirement, death or Disability, the Participant shall receive a Termination Benefit which shall be equal to the Participant’s Account Balance determined as of the date of the Termination of Employment.

7.2	Payment of Termination Benefit. The Termination Benefit shall be the then current Account Balance as of the date of Termination of Employment, paid in a lump sum within sixty (60) days after the Termination of Employment or in installments as the Participant elected on the Election Form in effect at the time of the Termination of Employment under the rules in 7.2. Notwithstanding the foregoing, payment shall be made in a lump sum as follows in lieu of any different form provided on the Election Form then in effect:

(a)	If the Participant incurs a Termination of Employment within one year after a Change in Control, the Termination Benefit shall be paid in a lump sum within twenty (20) days of the Termination of Employment.

(b)	If the balance in a Participant’s Cash Account plus the Fair Market Value of the shares of Common Stock underlying the Phantom Stock Units credited to such Participant’s Phantom Stock Account is less than $25,000 (or such other dollar amount designated by the Committee from time to time in its sole discretion) on the date of such Participant’s Termination of Employment, such Termination Benefit shall be paid to the Participant in a lump sum as soon as practicable following the date of such Termination of Employment.
ARTICLE 8
Disability Waiver and Benefit
8.1	Disability Waiver. A Participant who is determined by the Committee to be suffering from a Disability shall be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant’s Base Annual Salary or Annual Bonus for the Plan Year or portion thereof during which the Participant has a Disability.

8.2	Disability Benefit. A Participant suffering a Disability shall for benefit purposes under this Plan, continue to be considered an employee and shall be eligible for the benefits provided for in Articles 4, 5, 6 or 7 in accordance with the provisions of those Articles. Notwithstanding, the Committee shall have the right, in its sole discretion upon application by the Participant, to terminate a Participant’s participation in the Plan at any time during which such Participant has a Disability and pay the Account Balance in a lump sum.
ARTICLE 9
Termination, Amendment or Modification
9.1	Termination. The Company reserves the right to terminate the Plan at any time. Prior to a Change in Control, the Committee shall have the right, at its sole discretion, and notwithstanding any elections made by the Participant to pay the then outstanding Account Balance in a lump sum. After a Change in Control the Company shall be required to pay such benefits in a lump sum.

9.2	Amendment. The Board may, at any time, amend or modify the Plan in whole or in part, provided, however, that no amendment or modification shall deprive a Participant or a Beneficiary of a material right accrued hereunder prior to the date of the amendment or materially and adversely affect the payment of benefits to any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification unless the Participant or Beneficiary so affected consents in writing to the amendment or modification. Notwithstanding the foregoing, the Board may amend the Plan retroactively to the extent the Board is of the opinion that such an amendment is required (i) to avoid the imposition of additional tax liabilities on a Participant under Code section 409A (ii) to avoid the application of Code section 409A to benefits hereunder or (iii) to conform the Plan to the provisions and requirements of any applicable law, provided that no such amendment may reduce any Participant’s Account Balance. No such amendment shall be considered prejudicial to any interest of a Participant or Beneficiary hereunder. Finally, while the ability to amend the Plan generally rests with the Board, the provisions set forth in the Administrative Appendix or the Compliance Appendix may be amended either by the Board or the Plan Administrator.

9.3	Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6 or 7 of the Plan shall completely discharge all obligations to a Participant under this Plan.
ARTICLE 10
Administration
10.1	Plan Sponsor and Administrator. The Company is the Plan Sponsor. The Committee is the Plan Administrator.

10.2	Powers and Authority of the Company. The Company, acting through the Committee, has the following absolute powers and authority under the Plan:
(a)	To amend or terminate the Plan, at any time and for any reason (subject to Sections 9.1 and 9.2);

(b)	To determine the amount, timing, vesting, and other conditions applicable to Plan contributions and benefits;

(c)	To set aside funds to assist the Company to meet its obligations under this Plan, provided that the funds are set aside in a manner that does not result in immediate taxation to Participants;

(d)	To establish investment policy guidelines applicable to funds (if any) set aside under (c);

(e)	To establish one or more grantor trusts (as defined in Code Section 671 et seq.) to facilitate the payment of benefits under the Plan;

(f)	To take any such other actions as it deems advisable to carry out the purposes of the Plan; and

(g)	To delegate its authority to any officer, employee, committee or agent of the Company, as it deems advisable for the effective administration of the Plan.
10.3	Plan Administrator. The Company has appointed the Committee to act as Plan Administrator. All actions taken by the Committee, or by its delegate, as Plan Administrator will be conclusive and binding on all persons having any interest under the Plan, subject only to the claims procedures in the Administrative Appendix. All findings, decisions and determinations of any kind made by the Plan Administrator or its delegate shall not be disturbed unless the Plan Administrator has acted in an arbitrary and capricious manner. The Plan Administrator has the following powers and authority under the Plan:
(a)	In the exercise of its sole, absolute, and exclusive discretion, to construe and interpret the terms and provisions of the Plan, to remedy and resolve ambiguities, to grant or deny any and all non-routine claims for benefits and to determine all issues relating to eligibility for benefits;

(b)	To authorize withdrawals due to Unforeseeable Financial Emergency;

(c)	To carry out day-to-day administration of the Plan, including notifying eligible employees of their eligibility to participate in the Plan and of the provisions of the Plan, processing distributions, establishing enrollment requirements, approving and processing Election Forms, providing Participants with statements of Account and approving and processing changes in the time and/or form of distributions;

(d)	To establish administratively reasonable dates, times, and periods, to the extent that the terms of the Plan provide for the Plan Administrator to do so;

(e)	To prepare forms necessary for the administration of the Plan, including Election Forms, beneficiary designation forms, investment designation forms, and any other form or document deemed necessary to the effective administration of the Plan;

(f)	To approve and adopt communications to be furnished to Participants explaining the material provisions, terms, and conditions of the Plan;

(g)	To negotiate and document agreements with Plan service providers;

(h)	To amend the Plan for legal, technical, administrative, or compliance purposes, as recommended by legal counsel;

(i)	To amend the Administrative Appendix;

(j)	To work with Plan service providers to ensure the effective administration of the Plan; and

(k)	To delegate its authority to any officer, employee, committee or agent of the Company, as it deems advisable for the effective administration of the Plan, any such delegation to carry with it the full discretion and authority vested in the Plan Administrator.
10.4	Binding Effect of Decisions. The finding, decision, determination or action of the Committee or its delegate with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon any and all persons having any interest in the Plan unless determined, subject only to the Plan’s claims rules. No findings, decisions or determinations of any kind made by the Committee or its delegate shall be disturbed unless the Committee or its delegate has acted in an arbitrary and capricious manner.

10.5	Indemnification. The Company shall indemnify and hold harmless the named fiduciaries and any officers or employees of the Company and its Subsidiaries to which fiduciary responsibilities have been delegated from and against any and all liabilities, claims, demands, costs and expenses including attorneys fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan and ERISA, other than such liabilities, claims, demands, costs and expenses as may result from the gross negligence or willful misconduct of such person. The Company shall have the right, but not the obligation, to conduct the defense of such person in any proceeding to which this paragraph applies.

10.6	Stock Subject to the Plan. Unless otherwise determined by the Board, shares of Common Stock utilized for purposes of distributions of Plan benefits shall consist of shares held in the Company’s treasury.

10.7	Equitable Adjustment. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash or Common Stock or other property), or recapitalization, Common Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the

Committee shall make such equitable changes or adjustments as it deems necessary to any or all of the number of Phantom Stock Units credited to Participants’ Phantom Stock Accounts and/or the number and kind of shares of stock to which such Phantom Stock Units relate or that may be thereafter be distributed in respect of amounts credited to a Participant’s Phantom Stock Account.
ARTICLE 11
Miscellaneous
11.1	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company or an Employer. Any and all of the Company’s assets shall be, and remain, its general, unpledged and unrestricted assets. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

11.2	Employer’s Liability. An Employer other than the Company shall have no liability to a Participant or a Participant’s Beneficiary for payment of any benefits under the Plan.

11.3	Company’s Liability. Amounts payable to a Participant or Beneficiary under this Plan shall be paid from the general assets of the Company (including without limitation the assets of any trust established to fund payment of obligations hereunder) exclusively.

11.4	Nonassignability. Neither a Participant nor any other person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be unassignable and non-transferable, except that the foregoing shall not apply to any family support obligations set forth in a court order. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

11.5	Not a Contract of Employment. The terms and conditions of this Plan nor any actions taken hereunder shall not be deemed to constitute a contract of employment between the Company or an Employer and the Participant, nor give Participant any right to be retained as an employee of the Company or its subsidiaries. Such employment relationship can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement. This Plan shall only create a contractual obligation on the part of the Company, and shall not be construed as creating a trust or any fiduciary relationship.

11.6	Furnishing Information. A Participant will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

11.7	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.8	Governing Use. The provisions of this Plan shall be construed and interpreted according to the laws of the State of California.

11.9	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, return receipt requested, to:
Con-way Inc.
Compensation Committee
1993 Deferred Compensation Plan
for Executives and Key Employees
2855 Campus Drive, Suite 300
San Mateo, California 94403
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

11.10	Successors. The provisions of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Participant, the Participant’s Beneficiaries, and their permitted successors and assigns.

11.11	Spouse’s Interest. The interest in the benefits hereunder of a Spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such Spouse in any manner, including but not limited to such Spouse’s will, nor shall such interest pass under the laws of intestate succession.

11.12	Incompetence. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate and/or such indemnification of the Committee, the Company and the Participant’s Employer and security, as it deems appropriate, in its sole discretion, prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

11.13	Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant’s benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee for a distribution of assets sufficient to meet the Participant’s tax liability (including additions to tax, penalties and interest). Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Participant immediately available funds in an amount equal to that Participant’s federal, state and local tax liability associated with such event of taxation (which amount shall not exceed a Participant’s accrued benefit under the Plan), such tax liability shall be measured by using that Participant’s then current highest federal, state and local marginal tax rate, plus the rates or amounts for the applicable additions to tax, penalties and interest. If the petition is granted, the tax liability distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted. Such a distribution shall reduce the benefits to be paid under this Plan.

11.14	Legal Fees To Enforce Rights. If the Company has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, the Participant’s Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorizes such Participant to retain counsel chosen by the Participant and agrees to pay the reasonable legal fees and expenses of the Participant incurred in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, or any director, officer, shareholder or other person affiliated with the Company, or any successor thereto in any jurisdiction, provided that such Participant prevails in such action.

11.15	Payment of Withholding. As a condition of receiving benefits under the Plan, the Participant shall pay the Company and/or the applicable Employer not less than the amount of all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or entitlement to benefits hereunder. The Company may withhold taxes from any benefits paid and/or from Base Annual Salary or Annual Bonus, in its sole discretion.

11.16	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company and its subsidiaries. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided. In no event shall distributions under the Plan prior to Retirement have the effect of increasing payments otherwise due under the various retirement plans of the Company and its subsidiaries.

11.17	Value Management Deferral Amounts Subsequently Deferred. The 2005 and 2006 portions of the Value Management Awards that were subject to deferral elections made in December of 2002 and December of 2003 for cycles that end on December 31, 2005 and December 31, 2006 shall not be governed by this Plan, but shall be governed by the 2005 Deferred Compensation Plan for Executives and Key Employees.
IN WITNESS WHEREOF, the Company has amended and restated this Plan as of December 1, 2008.

Con-way Inc.

By:
Jennifer W. Pileggi
Its:	Senior Vice President, General
Counsel and Secretary

ADMINISTRATIVE APPENDIX
TO
CON-WAY INC.
1993 DEFERRED COMPENSATION PLAN FOR EXECUTIVES AND KEY
EMPLOYEES
AMENDED AND RESTATED DECEMBER 2008
This Administrative Appendix to the Con-way Inc. 1993 Deferred Compensation Plan for Executives and Key Employees (the “Plan”) sets forth the rules and procedures governing the administration of the Plan as applied to benefits under such Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them under the Plan.
A. Claims Procedures
A.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant may deliver to the Plan Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant:

A.2	Notification of Decision. The Plan Administrator shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:
(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Plan Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to clarify or perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section A.3 below.
A.3	Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Plan Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Plan Administrator a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):
(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Plan Administrator, in its sole discretion, may grant.
A.4	Decision on Review. The Plan Administrator shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Plan Administrator’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant and it must contain:
(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Plan Administrator deems relevant.
A.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article A is a mandatory prerequisite to a Participant’s right to commence any legal action with respect to any claim for benefits under this Plan.
B. Deferral Commitments
The Company continues to maintain this Plan, however deferrals elections under this Plan ceased on December 31, 2004 and no deferrals are permitted under this Plan for compensation earned after that date. The Company’s 2005 Deferred Compensation

Plan for Executives and Key Employees governs the deferral of compensation earned after December 31, 2004.
B.1	Minimum Deferral.
(a)	Minimum. A Participant may not elect to defer less than $2,000 of Base Annual Salary for any Plan Year, less than $2,000 of Annual Bonus for any Plan Year, less than $2,000 of any ROE Award for an award cycle, nor less than $2,000 of any Value Management Award for any award cycle.

(b)	Short Participation Year. If a Participant’s Plan Entry Date is July 1 of any Plan Year, he must defer a minimum of $1,000 of Base Annual Salary, a minimum of $1,000 of Annual Bonus, a minimum of $1,000 of any ROE Award, or a minimum of $1,000 of any Value Management Award for such Plan Year.
B.2	Maximum Deferral.
(a)	Salary and Annual Bonus. For each Plan Year, a Participant may defer up to 100% of Base Annual Salary stated as a dollar amount and up to 100% of Annual Bonus stated as a dollar or percentage amount. The amount of Base Annual Salary and/or Annual Bonus that a Participant elects to defer shall be reduced by the Plan Administrator, without the consent of the affected Participant, to the extent necessary to provide for (i) other deferrals of Base Annual Salary and/or Annual Bonus, as the case may be, by such Participant under all qualified and nonqualified plans of the Company or any subsidiary and Code section 125 plans of the Company or any subsidiary, (ii) any taxes that are required to be withheld with respect to deferrals under the Plan, and (iii) any other amounts deducted from Base Annual Salary and/or Annual Bonus pursuant to applicable law or authorization by Participant.

(b)	ROE Awards. For each three-year award cycle under the Con-way Inc. Return on Equity Plan, a Participant who also participates in that plan may defer up to 100% of the Participant’s ROE Award for that cycle stated as a dollar or percentage amount.

(c)	Value Management Awards. For each award cycle under the Con-way Inc. Value Management Plan (as amended from time to time), a Participant who also participates in that plan may defer up to 100% of the Participant’s Value Management Award for that award cycle stated as a dollar or percentage amount.

B.3	Election to Defer.
(a)	Annual Deferrals. The Participant shall make a deferral election by delivering to the Plan Administrator a completed and signed Election Form prior to the intended Plan Entry Date. For each succeeding Plan Year, a new Election Form must be delivered to the Plan Administrator, in accordance with the rules set forth above. If the Election Form is not delivered prior to the Plan Entry Date for a Plan Year, no Annual Deferral Amount shall be deferred for that Plan Year and no ROE Award or Value Management Award shall be deferred for the award cycle beginning with that Plan Year.

(b)	Annual Election of Phantom Stock Units. During January of each Plan Year, each Participant shall have the opportunity to elect (an “Investment Change”) to transfer all or a portion of such Participant’s Cash Account to such Participant’s Phantom Stock Account; provided, however, that an Investment Change may not be elected with respect to any portion of a Participant’s Cash Account that has been designated for a Pre-Retirement Distribution, as defined in Section 5.1 (the “Excluded Portion”). The amount to be subject to an Investment Change may be determined as a dollar amount or a percentage of the Participant’s Cash Account (excluding the Excluded Portion); provided, however, that no less than five thousand dollars ($5,000) may be made subject to an Investment Change. The amount subject to an Investment Change shall be transferred in accordance with such Participant’s conversion election and Participants may elect to convert all, or less than all, of one or more Plan Year Account Balances into Phantom Stock in any order; provided, however, that if a Participant fails to make a conversion election, the amount subject to an Investment Change shall be transferred, first, from such Participant’s earliest deferral under the Plan, and thereafter from subsequent deferrals under the Plan in the order in which they were elected until the entire amount subject to the Investment Change shall have been transferred. Each Investment Change election made by a Participant pursuant to this Section B.3(b) shall be irrevocable when made and shall be effective as of the February 1 following the date that the election is made; provided, however, if the Company’s General Counsel shall have determined that the blackout period for trading in Company securities shall be in effect as to that Participant on February 1, then the Investment Change election shall be null and void. The number of Phantom Stock Units to be credited to a Participant’s Phantom Stock Account pursuant to an Investment Change shall be determined in accordance with Section C.1(b).
B.4	Withholding of Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld each payroll period in equal amounts from the Participant’s Base Annual Salary. The Annual Bonus portion of the Annual Deferral Amount shall be withheld at the time or times the Annual Bonus is or otherwise would be paid to the Participant. The deferred portion of an ROE Award, and the deferred portion of a Value Management Award, shall be withheld at the time such ROE Award or Value Management Award otherwise would be paid to the Participant.

B.5	FICA Tax. Any applicable FICA and other payroll taxes on amounts deferred under this Article, including ROE Awards and Value Management Awards, may be withheld from that portion of the Participant’s Base Salary, Annual Bonus, ROE Award and/or Value Management Award that is not being deferred. If necessary, the Plan Administrator may reduce the amount of Base Annual Salary, Annual Bonus, ROE Award and/or Value Management Award deferred, in order to enable the Company to withhold all applicable FICA and other payroll taxes on amounts deferred under this Article.
C. Returns Credited to Account Balances
C.1	Prior to any distribution of benefits under the Plan, returns in respect of a Participant’s Cash Account and Phantom Stock Units in respect of a Participants’ Phantom Stock Account shall be credited as follows:
(a)	Cash Account. With respect to the portion of an Annual Deferral Amount for a Plan Year which a Participant has elected to have credited to his or her Cash Account, returns shall be credited to such Participant’s Cash Account as though such Annual Deferral Amount was withheld on the Participant’s Plan Entry Date for that Plan Year. With respect to the portion of a deferred ROE Award or a deferred Value Management Award which a Participant has elected to have credited to his or her Cash Account, returns shall be credited to such Participant’s Cash Account as though the deferral amount was withheld on the day immediately following the last day of the applicable award cycle.
(i)	The balance in each Participant’s Cash Account shall be compounded annually, using the Moody’s Seasoned Corporate Bond Rate, or such other rate as the Committee may determine in its sole discretion prior to the beginning of a Plan Year.

(ii)	Alternatively, a Participant may elect to have one or more funds selected by the Participant from a list of available funds apply to all or any portion of the Participant’s Cash Account. After any such election becomes effective, such portion of such Participant’s Cash Account will no longer be credited with interest based on the Moody’s Seasoned Corporate Bond Rate (or such other rate as the Committee may determine in its sole discretion prior to the beginning of a Plan Year), and the performance of the funds selected by such Participant shall determine the gains or losses attributable to such portion of such Participant’s Cash Account (which portion shall be referred to hereafter as the “Invested Portion”). The list of available funds will be those designated by the Con-way Administrative Committee under the Company’s 2005 Deferred Compensation Plan for Executives and Key Employees, and the Participant may select from among the available funds under procedures substantially similar to the procedures that apply under such plan. Effective January 1, 2007, any election under this Section C.1(a)(ii) shall take effect as of the date that the election is made and shall be irrevocable.

For purposes of this Section C.1(a), in connection with any amounts that are transferred to a Participant’s Phantom Stock Account in the first calendar quarter pursuant to an Investment Change, a Participant’s Cash Account shall be credited with a return in respect of such calendar quarter equal to (i) in the case of the Invested Portion of such Participant’s Cash Account, the actual returns (calculated pursuant to Section C.1(a)(ii)) for the month of January during such quarter and/or (ii) in the case of such Participant’s Cash Account (other than the Invested Portion), one-third (1/3) of the return (calculated pursuant to Section C.1(a)(i)) for such quarter.
(b)	Phantom Stock Account. A Participant’s Phantom Stock Account shall consist of that number of Phantom Stock Units credited with respect to (i) amounts transferred pursuant to an Investment Change in accordance with Section B.3(b) and (ii) Dividend Equivalents credited in respect of Phantom Stock Units previously credited to the Participant’s Phantom Stock Account, in each case as set forth below:
(i)	The number of Phantom Stock Units to be credited to a Participant’s Phantom Stock Account pursuant to an Investment Change shall be determined by dividing (A) the dollar amount subject to the Investment Change by (B) the Fair Market Value per share of Common Stock as of February 1 of the Plan Year to which the Investment Change relates; and

(ii)	The number of Phantom Stock Units to be credited to a Participant’s Phantom Stock Account in respect of Dividend Equivalents shall be equal to (A) the per share dividend paid on a share of Common Stock, multiplied by (B) the number of Phantom Stock Units credited to the Participant’s Phantom Stock Account as of the record date for such dividend, divided by (C) the Fair Market

Value per share of Common Stock as of the payment date for such dividend, such crediting to be made as of such payment date.
C.2	Date Through Which Crediting under Section C.1 Occurs.
(a)	Crediting Up to a Distribution Event. A Participant’s Cash Account and Phantom Stock Account will be credited with returns in accordance with Section C.1 up to the date of a Distribution Event; provided, however, that in the case of a Pre-Retirement Distribution, any Invested Portion of a Participant’s Cash Account will be credited with returns in accordance with Section C.1(b) up to that date which is the fifteenth (15th) day of the last month of the calendar quarter immediately preceding the Distribution Event or other such administratively reasonable date prior to the date of the Distribution Event as may be determined by the Plan Administrator.

(b)	Crediting Subsequent Returns. For purposes of crediting subsequent returns in the event that installment payments are made pursuant to Section C.3(b), a Participant’s Cash Account shall be reduced as of the day on which each installment payment is made. For purposes of crediting subsequent returns in the event that installment payments are made pursuant to Section C.3(b) or Section C.4, the Invested Portion of a Participant’s Cash Account or Phantom Stock Account, as the case may be, shall be reduced as of that date which is the fifteenth (15th) day of the last month of the calendar quarter immediately preceding the calendar quarter in which the installment payment is to be made or such other administratively reasonable date prior to such date as may be determined by the Plan Administrator.
C.3	Cash Account Returns and Installment Distributions. In the event a benefit is paid in installments, a Participant’s unpaid Cash Account shall be credited as follows:
(a)	Crediting.
(i)	For each Plan Year, the undistributed Cash Account (other than the Invested Portion) shall be credited with a return equal to the Moody’s Seasoned Corporate Bond Rate or such other rate as the Committee may determine in its sole discretion prior to the beginning of a Plan Year.

(ii)	The Invested Portion of a Participant’s undistributed Cash Account shall continue to be credited with returns as provided in Section C.1(a)(ii).

(iii)	Returns shall start to accrue under this Section C.3 as of the date that returns cease to accrue under Section C.2 above.
(b)	Installments. Installment payments shall commence on the first day of the calendar quarter following the first full quarter following such Participant’s Distribution Event, or within an administratively reasonable period of time thereafter. All additional installment payments shall be paid on the first day of the remaining calendar quarters of the payment period or within an administratively reasonable period of time thereafter.
(i)	To the extent that an installment payment is from the Invested Portion of a Participant’s Cash Account, such payment shall be based on the value of the Invested Portion as of that date which is the fifteenth (15th) day of the last month of the calendar quarter immediately preceding the calendar quarter in which the installment payment is to be made or such other administratively reasonable date prior to such date as determined by the Plan Administrator. The amount of each installment payment shall be determined by dividing the Invested Portion of the Participant’s Cash Account at the time of each payment by the number of payments remaining over the installment period.

(ii)	To the extent that an installment payment is from other than the Invested Portion of the Participant’s Cash Account, the principal portion of such payment shall be determined by dividing the Participant’s Cash Account (other than the Invested Portion) at the time of commencement of the installment payments over the installment period. In addition, each installment payment described in the foregoing sentence after the first installment payment will include a return calculated for the preceding quarter using the rate determined in Section C.3 above.

The Plan Administrator shall have the authority to adjust the amount of any future installment payments to reflect any Investment Changes made since the most recent installment payment. Payments made pursuant to this Section C.3(b) within an “administratively reasonable period” shall be made no later than thirty (30) days following the first day of the calendar quarter.
C.4	Phantom Stock Account Distributions. Unless the Committee, in its sole discretion, elects to make all or part of a distribution in cash, distributions from a Participant’s Phantom Stock Account shall be made in the form of (i) one share of Common Stock for each whole Phantom Stock Unit, plus (ii) cash in lieu of any fractional Phantom Stock Unit, determined based on the Fair Market Value of a share of Common Stock as of the date of the Distribution Event. If a Participant’s

Phantom Stock Account balance is to be distributed in installments, (a) the number of shares of Common Stock to be delivered in a particular installment shall be determined by dividing the number of Phantom Stock Units credited to the Participant’s Phantom Stock Account immediately prior to such installment by the remaining number of installments (with any fractional Phantom Stock Units paid in cash, in accordance with clause (i) above) and (b) Dividend Equivalents shall continue to accrue and be credited to such Participant’s Phantom Stock Account in accordance with Section C.1(b)(ii) during the installment period with respect to Phantom Stock Units that remain credited to such Phantom Stock Account. Installment payments shall be determined based on the value of the Plan Year Account Balance in the Participant’s Phantom Stock Account as of that date which is the fifteenth (15th) day of the last month of the immediately preceding calendar quarter or an administratively reasonable date specified by the Plan Administrator.

C.5	Statement of Accounts. The Plan Administrator shall send to each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Committee deems desirable setting forth the amount of the Participant’s Account Balance.

C.6	Fair Market Value. Notwithstanding Section 1.22 to the contrary, with respect to calculations made pursuant to this subsection, the Fair Market Value of a share of Common Stock shall mean the closing price per share of Common Stock on the New York Stock Exchange on February 1 of the relevant year (or, if February 1 falls on a non-trading day, the immediately preceding trading day).
D. Beneficiary Designation
D.1	Beneficiary. Each Participant shall designate a Beneficiary to receive any benefits payable under the Plan upon the Participant’s death.

D.2	Beneficiary Designation. A Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and submitting it to the Plan Administrator or its delegate. A Participant shall have the right to change a Beneficiary at any time without the consent of the Beneficiary, by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the receipt by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant with the Plan Administrator prior to death.

D.3	Spousal Consent. A married Participant’s designation of someone other than the Participant’s Spouse as primary beneficiary shall not be effective unless the Spouse executes a consent in writing that acknowledges the effect of the designation and is witnessed by a plan representative or notary public. No consent is required if it is established to the satisfaction of the Plan Administrator that consent cannot be obtained because the Spouse cannot be located.

D.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, the Participant’s designated Beneficiary shall be deemed to be the surviving Spouse. If the Participant has no surviving Spouse, the benefits otherwise payable to a Beneficiary shall be paid to the Participant’s estate.

D.5	Doubt as to Beneficiaries. If the Plan Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Plan Administrator shall pay such amounts to the Participant’s estate.

D.6	Discharge of Obligations. The payment of benefits under the Plan to a Participant or Participant’s Beneficiary shall fully and completely discharge the Company and the Participant’s Employer from all obligations under this Plan with respect to the deceased Participant, Beneficiaries, and any others that may be entitled to such benefits.

D.7	Beneficiary Designation Form. “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries. A Participant may complete and return the Beneficiary Designation Form electronically and such electronic transmission shall be treated as a valid signature.